NEWS RELEASE	Exhibit 99.2
DATE: April 18, 2007
FOR IMMEDIATE RELEASE:
Oilsands Quest announces terms of previously announced private placement of common stock
Calgary, Alberta — Oilsands Quest Inc. (Amex: BQI) announced today that it has agreed to terms of the previously announced private placement of its common stock to investors in Canada and the United States pursuant to certain exemptions from prospectus requirements (the “Common Shares”) through a syndicate of underwriters. Oilsands Quest intends to issue 14 million common shares at a price of US$2.75 per share for aggregate gross proceeds of US$38.5 million. The proceeds will be used to repay debt incurred in conjunction with recently announced property acquisitions, for pre-commercial recovery testing and analysis, working capital and general corporate purposes. Closing of the private placement is expected to occur on or about May 1, 2007 and is subject to regulatory approval and the completion of definitive documentation. Following the closing, the Company will have approximately US$76 million in cash, which is expected to be sufficient to satisfy the Company’s estimated exploration budget, planned pre-commercial recovery testing and analysis activity for the 2007/2008 winter program, eliminate outstanding debt, and fulfill working capital requirements until April 2008.
The Common Shares have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”) and will be offered or sold only in compliance with Regulation S and Regulation D under the Securities Act.
This notice is not an offer to sell or a solicitation of an offer to buy such securities and is issued pursuant to Rule 135c under the Securities Act of 1933.
Forward-Looking Information
Except for statements of historical fact relating to the company, this news release contains certain “forward-looking information” within the meaning of applicable securities law. Forward-looking information in this news release is characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” “will” or “could” occur. Forward-looking statements such as the references to Oilsands Quest Inc.’s financing plans, exploration and pre-commercial recovery testing and analysis budgets, and working capital requirements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements, which include but are not limited to risks inherent in the oil sands industry, regulatory and economic risks, and risks associated with the company’s ability to implement its business plan. There are uncertainties inherent in forward-looking information, including factors beyond Oilsands Quest Inc.’s control, and no assurance can be given that the financing will be completed on time or at all. Oilsands Quest Inc. undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements. The risks and uncertainties set forth above are not exhausting. Readers should refer to Oilsands Quest’s current annual report on Form 10KSB and other document filings, which are available at www.sedar.com and at www.sec.gov for a detailed discussion of these risks and uncertainties.
For more information:
General inquiries and retail investors, contact Hedlin Lauder Investor Relations Ltd.

Toll Free	1-800-299-7823
Office	403-232-6251
Email	irinfo@hedlinlauder.com
Institutional investors, contact The Buick Group

Toll Free	1-877-748-0914
Office	416-915-0915
Email	jbuick@buickgroup.com